Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2015 Second Quarter, Six-Month Results

Mountain View, CA. – August 6, 2015 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter and six months ended July 4, 2015.

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Revenues were $9.0 million in the second quarter of 2015 compared to $10.6 million in the 2014 second quarter.  For the first six months of 2015, revenues were $19.8 million compared to $20.9 million in the prior year period.

●	Gross margin for the 2015 second quarter was 46.7% compared to 50.0% in the second quarter of the prior year.
●	In the 2015 second quarter, the operating loss was $0.7 million compared to operating income of $0.4 million in the 2014 second quarter.
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Net loss for the second quarter of 2015 was $0.7 million, or $0.07 loss per share, compared to net income of $0.3 million, or $0.03 per diluted share, in the prior year period.  Net loss for the first six months of 2015 was $0.4 million, or $0.04 loss per share, compared to net income of $0.8 million, or $0.07 per diluted share, in the first six months of 2014.

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Guidance: For the 2015 third quarter, the Company anticipates revenue of $9.7 million to $10.0 million, gross margin is anticipated to come in between 47% and 49%, and operating expenses are expected to be $4.9 million to $5.1 million.

President and CEO Will Moore said, “Demand for our products remained strong during the quarter, however, as previously announced, supply chain difficulties occurred during the quarter as we ramped up production for certain legacy and new product offerings which impacted our shipments.  We have taken corrective actions and anticipate these issues will be resolved by the end of summer.”

“The launch of our Cyclo G6™ Glaucoma laser platform is going very well. The early results of patients undergoing the MicroPulse® P3 procedure continue to be impressive and a number of the early sites are already reordering the single use probes indicating good procedural volumes, and we have even seen a couple of the early sites order additional lasers,” continued Moore.  “We believe the Cyclo G6 will provide a revenue growth catalyst for 2016 and beyond.”

Share Repurchase Program

As of July 20, 2015, the Company had satisfied its share repurchase program established a year ago, buying approximately 367,000 shares at an average price of $8.17.  Effective today, the IRIDEX Board of Directors established a new share repurchase program, allowing the purchase of up to $2.0 million worth of the Company’s common stock over the next 12 months.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 6, 2015, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2015 Second Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, August 6, 2015 through Thursday, August 13, 2015 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13614233.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated revenues, the impact of future changes in currency exchange rates, future demand and order levels for the Company’s products, the timing and outcome of any steps that the Company may take to address supply chain issues, the adoption and effect of Company products, including the Cyclo G6™ Glaucoma laser platform, on our results, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning fiscal 2015 third quarter results, including anticipated ranges of revenue, gross margin, operating expenses and gross margin rates, the Company’s share repurchase program, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Pure Communications
& Chief Operating Officer	949-370-8500
650-940-4700	matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014

Total revenues	$9,033	$10,589	$19,829	$20,918
Cost of revenues	4,816	5,289	10,202	10,563
Gross profit	4,217	5,300	9,627	10,355

Operating expenses:
Research and development	1,482	1,306	2,763	2,500
Sales and marketing	2,158	2,056	4,229	3,804
General and administrative	1,324	1,538	2,979	3,054
Total operating expenses	4,964	4,900	9,971	9,358

(Loss) income from operations	(747)	400	(344)	997
Other expense, net	23	91	30	188
(Loss) income from operations before (benefit from) provision for income taxes	(770)	309	(374)	809
(Benefit from) provision for income taxes	(118)	12	32	25
Net (loss) income	$(652)	$297	$(406)	$784

Net (loss) income per share:
Basic	$(0.07)	$0.03	$(0.04)	$0.08
Diluted	$(0.07)	$0.03	$(0.04)	$0.07

Weighted average shares used in computing net (loss) income per share:
Basic	10,027	9,922	9,948	9,943
Diluted	10,027	10,411	9,948	10,469

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	July 4,	January 3,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$12,203	$13,303
Accounts receivable, net	7,319	8,337
Inventories	10,171	9,119
Prepaid expenses and other current assets	615	510
Deferred income taxes - current	1,625	1,625
Total current assets	31,933	32,894
Property and equipment, net	1,079	735
Intangible assets, net	276	284
Goodwill	533	533
Deferred income taxes - long term	7,151	7,151
Other long-term assets	195	221
Total assets	$41,167	$41,818

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,060	$1,758
Accrued compensation	1,470	1,863
Accrued expenses	1,806	1,770
Accrued warranty	520	469
Deferred revenue	1,199	1,179
Total current liabilities	7,055	7,039

Long-term liabilities:
Other long-term liabilities	881	1,043
Total liabilities	7,936	8,082

Stockholders' equity:
Common stock	110	108
Additional paid-in capital	38,410	38,511
Accumulated deficit	(5,289)	(4,883)
Total stockholders' equity	33,231	33,736
Total liabilities and stockholders' equity	$41,167	$41,818